Exhibit 3.4

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is made and entered into as of September 22, 2026 (the “Effective Date”), by and between Sugarfina Corporation, a Delaware Corporation (the “Company"), and Bristol Luxury Group, LLC, a Delaware limited liability company ("BLG").

RECITALS

WHEREAS, BLG holds a Senior Secured Note, dated October 19, 2019, issued by the Company (the “Note”), a copy of which is attached as Exhibit A to this Agreement;

WHEREAS, BLG holds 800,000 shares of Series A Preferred Stock of the Company (the “Series A Preferred Shares”), with an aggregate stated value of $8,000,000.00 and accrued and unpaid dividends of $8,808,994.00 (the “Series A Unpaid Dividends”);

WHEREAS, the Company has authorized the issuance of Series A1 Convertible Preferred Stock (the “Series A1 Preferred”), having a stated value of $1,000 per share, governed by the terms set forth in the Certificate of Designation for the Series A1 Preferred (the “Series A1 Preferred CD”), the form of which is attached as Exhibit B to this Agreement; and

WHEREAS, subject to the terms and conditions set forth in this Agreement and in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), the Company and BLG desire to effectuate an exchange, effective as of the Effective Date, of (i) the Series A Preferred Shares, (ii) the Series A Unpaid Dividends and (iii) a portion of the outstanding principal and accrued interest on the Note equal to $14,704,936.01 in the aggregate (composed of $6,710,046.29 in outstanding principal and $7,994,889.72 in accrued interest, as reflected on the schedule attached as Exhibit C to this Agreement) (the “Debt”) (the Series A Preferred Shares and the Debt are collectively referred to herein as the “Exchanged Securities”) for Thirty-One Thousand Five Hundred Fourteen (31,514) shares of Series A1 Preferred (the “Series A1 Preferred Shares”), with an aggregate stated value of $31,514,000, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.              Exchange of Exchanged Securities for Series A1 Preferred Shares. As of the Effective Date, pursuant to Section 3(a) (9) of the Securities Act, BLG shall exchange the Exchanged Securities for the Series A1 Preferred Shares. The Series A Preferred Shares shall be issued to BLG solely in exchange for the Exchanged Securities and the Series A Unpaid Dividends without payment of any additional consideration by BLG, in accordance with Section 3(a)(9) of the Securities Act. For purposes of Rule 144 and Section 4(a)(1) of the Securities Act, the holding period of 8,000 shares of the Series A1 Preferred Shares, issued for the exchange of the Series A Preferred Shares, shall tack back to the original issuance date of the Series A Preferred Shares, and the holding period of 8,809 of the Series A1 Preferred Shares, issued for the exchange of the Series A Unpaid Dividends, shall tack back to the original date that such Series A Unpaid Dividends were earned, in accordance with the accrual schedule on Exhibit C to this Agreement.

2.              Further Assurances. BLG and the Company agree to promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

3.              Representations of BLG. BLG hereby represents and warrants that:

(a)            It will acquire the Series A1 Preferred Shares for its own account for the purpose of investment and not with a view to the distribution or resale thereof.

(b)            It has such knowledge and experience in financial and business matters that is capable of evaluating the merits and risks of acquiring the Series A1 Preferred Shares.

(c)            It understands that such Series A1 Preferred Shares have not been registered under the Securities Act of 1933 (the “Act") or under any state securities law or blue sky law of any jurisdiction ("Blue Sky Laws") and, therefore, none of the Series A1 Preferred Shares can be sold, assigned, transferred, pledged or otherwise disposed of without registration under the Act and under applicable Blue Sky Laws or unless an exemption from registration thereunder is available, and it shall not sell, assign, transfer, pledge or otherwise dispose of any Series A1 Preferred Shares (or any interest therein) without registration under the Act and under applicable Blue Sky Laws or unless an exemption from registration thereunder is available.

4.              Representations and Warranties of the Company. The Company hereby represents and warrants to BLG that:

(a)            Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b)            Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Company hereunder, and the authorization (or reservation for issuance of) and issuance of the Series A1 Preferred Shares, have been taken on or prior to the date hereof.

(c)            Valid Issuance of the Series A1 Preferred Shares. The Series A1 Preferred Shares, when issued and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable.

(d)            Compliance With Laws. The Company has not violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a material adverse effect on its business and the Company has not received written notice of any such violation.

(e)            Consents; Waivers. No consent, waiver, approval or authority of any nature, or other formal action, by any person, not already obtained, is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions provided for herein and therein.

(f)             Absence of Litigation. There is no material action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, its securities or any of the Company’s officers or directors in their capacities as such.

(g)            Validity; Enforcement; No Conflicts. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Company and shall constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party or by which it is bound, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities or “blue sky” laws) applicable to the Company, except in the case of clause (ii) above, for such conflicts, defaults or rights which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations hereunder.

5.              Binding Effect. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their successors and respective assigns.

6.              No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and their respective successors and permitted assigns and shall not be deemed to confer upon or give any other third party any remedy, claim, cause of action or other right.

7.              Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All proceedings concerning the interpretation ,enforcement, and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. In any action or proceeding to enforce or interpret this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith.

8.              Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

9.              Entire Agreement. This Agreement and each of the documents expressly referred to herein embody the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

10.            Amendment. This Agreement may not be altered, modified or amended except by a written instruments signed by each of the parties hereto.

The undersigned have executed this Agreement as of the date first above written.

SUGARFINA CORPORATION

/s/ Scott LaPorta
Name:	Scott LaPorta
Title:	CEO

BRISTOL LUXURY GROUP, LLC

/s/ Paul L. Kessler
Name:	Paul L. Kessler
Title:	Manager

(Signature Page to Exchange Agreement between Sugarfina Corporation and BLG, 2026)

EXHIBIT A

Note issued by Sugarfina to BLG on 10/31/2019

EXHIBIT B

Form of Certificate of Designation of Series A1 Convertible Preferred Stock

EXHIBIT C

Schedule reflecting calculation of principal and interest on Note